Exhibit 4.20


                             AMENDMENT NUMBER FIVE
                                    TO THE
                     PERRY DISTRIBUTORS, INC. 401(K) PLAN

           (As Amended and Restated Effective as of January 1, 2001)


         WHEREAS, Perry Distributors, Inc. (the "Corporation") has the authority under the Perry Distributors, Inc. 401(k) Plan (the "Plan") to amend the Plan; and

         WHEREAS, the Corporation now wishes to amend the Plan to (i) provide for a Plan loan program, (ii) amend the definitions of Pay and Test Pay under the Plan to correspond with Section 401(a) (17) of the Internal Revenue Code,
(iii) allow eligibility as soon as an individual meets the eligibility requirements and completes and files an enrollment form, and (iv) vest participants based on an elapsed time method of counting years of service, all to be effective retroactively in order to correct Plan document failures in conjunction with the submission of the Plan to the IRS in accordance with Revenue Procedure 2001-17 under the VCP program.

         NOW, THEREFORE, effective as set forth herein the Plan is hereby amended as follows:

1. Effective as of November 1, 1997, Section 11.6 is amended in its entirety to read as follows:

                  "11.6 Member Loans: Loans to Members from the Fund shall be permitted as provided in this Section.

                  In accordance with any loan policy or procedures adopted by the Administrator, Plan loans to Members may be made under the following circumstances:

                  (a) loans will be made available to all Members from each Member's Plan Account on a reasonably equivalent basis;

                  (b) loans will not be made available to Members who are Highly Compensated Employees, officers, or shareholders in an amount greater than the amount made available to other Members;

                  (c) loans will bear a reasonable rate of interest;

                  (d) loans will be adequately secured;

                  (e) loans will provide for repayment over a reasonable period of time; and

                  (f) loans may not be made from the portion of the Member's Plan Account attributable to Employer Matching Contributions.

         Loans shall provide for level amortization with payments to be made not less frequently than quarterly over a period not to exceed five
         (5) years. However, loans used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Member shall provide for periodic repayment over a reasonable period of time that may exceed five (5) years. For this purpose, a principal residence has the same meaning as a principal residence under Code Section 1034.

         Up to two (2) outstanding loans shall be permitted for each Member at any given time. Provided, effective January 1, 2002, a Member is permitted to have only one (1) loan outstanding at a time, provided, however; that if, prior to January 1, 2002, a Member had more than one (1) Plan loan outstanding, the Member is permitted to continue such loans, but will not be permitted to take a new loan until all such loans have been repaid. For purposes of determining how many outstanding loans a Member has, a loan that is in default shall be considered outstanding.

         Loans made pursuant to this Section when added to the outstanding balance of all other Plan loans made to the Member will be limited to the lesser of:

                  (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of Plan loans to the Member during the one-year period ending on the day before the date on which such loan is made, over the outstanding balance of loans from the Plan to the Member on the date on which such loan was made; or

                  (ii) one-half (1/2) of the vested portion of the Member's Plan Account.

         For purposes of this limit, all plans of the Employer shall be considered one plan.

         Anything herein to the contrary notwithstanding, loans shall not be made to any owner-employee.

         Any loan policy or procedures adopted by the Administrator shall be contained in a separate written document which, when properly executed, shall be incorporated by reference and made a part of the Plan. Furthermore, such loan program may be modified or amended in writing from time to time without the necessity of amending this Section."

2. Effective as of November 1, 1996, the definition of "Pay" in Section 5.1 is hereby amended by adding the following new language to the end thereof:

                           "Effective November 1, 1996, Pay in excess of $150,000 shall be disregarded. Such amount shall be adjusted for increases in the cost of living in accordance with Code Section 401(a)(17), provided, that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year. For any short Plan Year the Pay limit shall be an amount equal to the Pay limit for the calendar year in which the Plan Year begins multiplied by the ratio obtained by dividing the number of full months in the short Plan Year by twelve
         (12). Effective November 1, 1997, Pay of family members will not affect application of this limit."

3. Effective as of November 1, 1997, Section 3.3(a) is hereby amended in its entirety to read as follows:

                           "(a) Enrollment: Effective November 1, 1997, an Employee will automatically be enrolled as an Active Member as soon as practicable following his attainment of Eligibility Status after he files a valid Pay Reduction Agreement (and any other enrollment forms required by the Plan Administrator) with the Administrator."

4. Effective as of November 1, 1997, Section 4.3(c) is hereby amended in its entirety to read as follows:

                           "(c) Vesting Service Credit: "Vesting Service" means the credit used in determining an Employee's entitlement to Plan benefits after he becomes a Member. Effective November 1, 1997, Vesting Service Credits are calculated using the "elapsed time" method described in Section 4.4."

5. Effective as of November 1, 1997, Section 4.4 is hereby amended by adding the following language to the end thereof to read as follows:

                  "Vesting Service Credit: Notwithstanding the foregoing, Effective November 1, 1997, Service Credits for purposes of determining Vesting Service shall be determined using the "elapsed time" method, in accordance with treasury regulation 1.410(a)-7, as follows:

                  An Employee shall receive Service Credit for all Periods of Service. "Period of Service" means the aggregate of all periods commencing with the Employee's first day of employment or reemployment with the Employer or a Related Company and ending on the date the Employee quits, is discharged, retires or dies, or if the Employee is absent for any other reason, the first anniversary of the first date of such absence. The first day of employment or reemployment is the first day the Employee performs an Hour of Service. An Employee will also receive credit for any Period of Severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days. A "Period of Severance" means a continuous period of time during which the Employee is not employed by the Employer or a Related Company. Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the first anniversary of the first date on which the Employee was otherwise first absent from service. In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a Period of Severance; however, this period shall not constitute a year of Vesting Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the individual, (b) by reason of the birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement."

6. Effective as of November 1, 1996, the definition of "Test Pay" in Section
2.1 is hereby amended by adding the following new language to the end thereof:

                           "Effective November 1, 1996, Test Pay shall not exceed $150,000, adjusted for increases in the cost of living in accordance with Code Section 401(a)(17); any dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year. Effective November 1, 1997, compensation of family members will not affect application of this limit."

7. In all other respects, the provisions of the Plan shall remain in full force and effect.



         IN WITNESS WHEREOF, this Amendment has been executed this 27th day of May, 2003.

                                          PERRY DISTRIBUTORS, INC.



                                          By:   /s/ Robert B. Sari
                                             -----------------------------
                                             Name:  Robert B. Sari
                                             Title: Senior Vice President,
                                                    General Counsel and
                                                    Secretary